EXHIBIT 10.1
APPHARVEST CANADA, INC.

CONSULTING AGREEMENT

Effective Date: January 3, 2023
This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between AppHarvest Canada, Inc., a British Columbia corporation (“Client”), and the consultant named on the signature page hereto (“Consultant”).
1.Engagement of Services. During the term of this Agreement, and subject to the terms and conditions set forth herein, Consultant will provide consulting services to Client related to the matters described on Exhibit A as requested from time to time by Client and such additional services as Client and Consultant may mutually agree from time to time (the “Services”). Client may require Consultant Key Person (as defined below) to consent to a nominal appointment as an officer of a client of Client or an affiliate of such client.  In such case, Consultant Key Person shall nominally occupy, and undertake activities in respect of, such post only until the earlier of such time as (i) the Client notifies Consultant Key Person of his removal from such post, and (ii) this Agreement terminates. Consultant will be free of control and direction from Client or any affiliate or parent of Client (other than general oversight and control over the use and results of the Services) and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Services requiring interaction with members of Client’s management team or other representatives of Client shall generally be provided via videoconference or telephone; provided, however, that upon reasonable request of Client, Consultant shall attend in-person meetings at a facility of Client at a date and time mutually agreeable to Consultant and Client. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client will provide Consultant with reasonable access to Client’s network and an office or other reasonable accommodation for workspace if Consultant is at a facility of Client. Client may also, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice. Consultant agrees that each of Consultant and Consultant Key Person will comply with any policies of or adopted by Client (which shall be understood to include any policies maintained by any parent or affiliate of Client) (each a "Policy”) applicable to employees and independent contractors providing services to Client or its parents or affiliates. The parties agree that the Consultant will provide the Services through Mr. Anthony R. Martin (“Consultant Key Person”). The parties further agree that for purposes of Sections 6-8 (except 7.1) and 11 of this Agreement, references to “Client” shall be deemed to include any parent or affiliate of Client.
Consultant agrees that neither Consultant nor Consultant Key Person shall execute or conclude contractual agreements in any manner whatsoever on behalf of or in the name of Client or any client of Client. Any negotiations undertaken by Consultant and/or Consultant Key Person in respect of Client or any client of Client shall be preparatory in nature, subject to the express confirmation and review of Client or its applicable client.
2.Compensation. Client will pay Consultant the fees as set forth in Exhibit A for Services rendered pursuant to this Agreement as Consultant’s sole compensation for such Services. Consultant will be reimbursed only for (a) reasonable travel costs (including transportation, hotel and meal expenses) incurred directly in connection with any Services to be provided to Client hereunder, and (b) such other expenses that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Payment of Consultant’s fees and expenses will be as set forth in Exhibit A. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in Exhibit A for Services that have been provided as of such termination date. As detailed in Section 9 below, compensation for any contractor to or employee of Consultant, other than Consultant Key Person, who the parties agree may provide services hereunder, will be detailed in a separate written addendum signed by both parties.
The Consultant shall register under Part IX of the Excise Tax Act (Canada) to collect Goods and Services Tax (“GST”) should it be required to do so, and in such case, shall provide its GST registration number obtained from the CRA to the Client. The Client will pay to the Consultant, GST in accordance with applicable legislation in addition to the fees set out in Exhibit A and the Consultant shall remit such amounts to the Receiver General for Canada. To the extent that Consultant is required to collect and remit GST or any other relevant sales taxes, such taxes are to be set out under separate line items in each applicable invoice.
3.Standard of Performance. All Services to be performed by Consultant hereunder shall be performed with reasonable care in a professional, diligent and competent manner consistent with industry standards for similar consulting services and in accordance with all applicable laws. THE WARRANTY SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE IS CONSULTANT’S ONLY WARRANTY REGARDING THE SERVICES AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED.
4.Ownership of Work Product. Each of Consultant and Consultant Key Person hereby irrevocably assign, grant and convey to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, the Canadian Intellectual Property Office, and/or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
5.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6.Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 4 and 5 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify and hold Client harmless from and against any and all damages, costs, claims, expenses, fines, penalties, interest or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 6.
7.Independent Contractor Relationship.
7.1Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, principal/agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents, or to create any relationship whatsoever between a client, parent, or affiliate of Client except as an indirect subcontractor acting for such parties pursuant to the terms of this Agreement and one or more agreements for services between the Client and such parties. Consultant is not authorized to make any representation, contract or commitment on behalf of Client, or any client, affiliate or parent of Client unless a specific, written authorization to do so has been provided in advance by representatives of Client. Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant shall be responsible for paying all employment insurance premiums, pension plan contributions, income tax remittances, and any other taxes, premiums, contributions or charges, statutory or otherwise, in respect of the provision of the Services hereunder. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, Provincial or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any employment insurance premiums, CPP, social security, provincial federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form I 099-MISC with the Internal Revenue Service and/or any applicable filings with the Canada Revenue Agency as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any client, affiliate or parent of Client, by the Canada Revenue Agency, the Employment Standards Branch or Tribunal, the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding (such event a “Reclassification”), Consultant agrees that Consultant will not, as the result of Reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client, or such client, affiliate or parent of Client.
7.2Consultant will not commence or pursue and will indemnify and save Client harmless from and against all liabilities and claims whatsoever, arising out of a Reclassification. Consultant will indemnify and save Client harmless from and against all liabilities and claims whatsoever, including fines, penalties and interest thereon, for or by reason of or in any way arising out of the failure of Client to deduct, withhold or contribute any amount in respect of withholdings, premiums, contributions or payments for which the Consultant or its representatives is responsible pursuant to this Agreement.
7.3Consultant represents and warrants to Client that Consultant Key Person and any other contractor or employee of Consultant performing Services will execute an agreement (substantially in the form attached hereto as Exhibit B) which states that (i) Consultant Key Person shall not disclose Client’s Confidential Information (as defined below); (ii) Consultant Key Person assigns all rights in and to all work done by Consultant Key Person on behalf of Consultant to Client; (iii) Consultant Key Person is not an employee of Client and is therefore not entitled to, and shall not seek an entitlement to, any of the benefits that Client makes available to its employees, such as group insurance, profit-sharing or retirement benefits, pension, health or other benefits or to benefits available solely to employees of the Client under applicable law; and (iv) Consultant Key Person waives the right to receive any such benefits in the event that he is deemed an employee of Client by any Court, arbitrator or government agency. Consultant acknowledges and agrees that Consultant Key Person and any other individuals that perform the Services hereunder shall: (i) be compensated directly and solely by Consultant; and (ii) receive from Consultant all benefits made available as required by applicable law and regulations.
8.Confidential Information. During the term of this Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section and in Section 9 below. Consultant will protect Client’s Confidential Information from unauthorized use, access or disclosure in the same manner as Consultant protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant prior to or during the term of this Agreement that is not generally known in Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers: (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include, and the restrictions on disclosure and use set forth herein shall not apply to, information that (x) is or becomes generally available to the public or the industry in which Client operates other than as a result of a breach by Consultant of its confidentiality obligations hereunder, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client (if not legally prohibited from doing so) to enable Client, at Client’s expense, to resist such disclosure or obtain a protective order if it so chooses. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Consultant’s Employees, Consultants and Agents. Consultant shall not subcontract services to contractors or employees other than the Consultant Key Person without Client’s prior written consent, including as to the terms and conditions of any such engagement. Consultant shall have the right to disclose Confidential Information only to those of its employees, consultants, and agents who have a need to know such information for the purpose of performing

Services and who have entered into a binding written agreement expressly for the benefit of Client (substantially in the form attached hereto as Exhibit B). Client reserves the right to refuse or limit Consultant’s use of any employee, consultant or agent or to require Consultant to remove any employee, consultant or agent already engaged in the performance of the Services. Client’s exercise of such right will in no way limit Consultant’s obligations under this Agreement.
10.Term and Termination.
10.1Term. The initial term of this Agreement is for a period of twelve (12) months from the Effective Date, unless earlier terminated as provided in Section 10.2 or 10.3 below. After the initial term, provided this Agreement has not been earlier terminated, it will automatically renew on its anniversary date for 12 month terms, unless either Client or Consultant provides 30 days’ written notice to the other party prior to any such anniversary date that the Agreement will not renew. If either Client or Consultant choose not to renew this Agreement, then Client may choose in its sole discretion to provide payment in lieu of notice to Consultant, further provided that Consultant must comply with the Release Requirement to receive any such payment.
10.2Termination Without Cause. Client may terminate this Agreement, without Cause (as defined below), at any time during the initial term or thereafter upon 12 weeks’ prior written notice to Consultant; provided that Client may choose in its sole discretion to provide payment in lieu of notice to Consultant and if so, in order to receive such payment in lieu of the notice period, Consultant (on behalf of itself and its representatives, including but not limited to Consultant Key Person) must, within the timeframe specified by Client, sign, return and allow to become effective a general release of claims in favor of Client and its parents and affiliates, in the form presented by Client (the “Release Requirement”). Consultant may terminate this Agreement, without Cause, at any time during the initial term or thereafter upon 12 weeks’ prior written notice to Client; provided that Client may choose in its sole discretion to waive the notice period and provide payment in lieu of notice to Consultant, further provided that Consultant must comply with the Release Requirement to receive any such payment. Any payment in lieu under Section 10.2 or this Section 10.2 will be based on the average weekly Fee paid by Client to Consultant (based on the weeks during the term of this Agreement prior to the notice of termination).
For purposes of this Agreement, “Cause” shall mean that the Client has determined in its sole discretion that Consultant and/or Consultant Key Person or other Consultant contractor or employee has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Policy or any act of misconduct; (v) repeated refusal to follow or implement a clear and reasonable directive of Client (or its affiliates or parents) after the expiration of ten (10) days without cure after written notice of such failure; (vi) gross negligence in the performance of Consultant’s or Consultant Key Person’s duties or responsibilities; or (vii) breach of fiduciary duty.
10.3Termination for Cause. Consultant may terminate this Agreement immediately in the event the Client has materially breached the Agreement and failed to cure such breach within 3 days after notice by the Consultant is given. Client may terminate this Agreement immediately in the event Client finds Cause (as defined above).
10.4Survival. The rights and obligations contained in Sections 4-6, 8, 11,12, 13 will survive any termination or expiration of this Agreement.
11.Non-solicitation. Consultant agrees that during the Term of this Agreement, and for one year thereafter, Consultant will not, either directly or indirectly, solicit or attempt to solicit any employee or individual who provides services to Client as an independent contractor or consultant to terminate his or her relationship with Client in order to become an employee, consultant or independent contractor to or for another person or entity.
12.Publicity. Except as may be explicitly stated in this Agreement, Consultant will not, without Client’s specific prior written consent (which may be withheld at Client’s sole discretion), use or reproduce the names, logos, trademarks, or service marks of Client or any of its affiliates or parents. Prohibited uses and disclosures include advertising and marketing materials (e.g., websites), client lists, publications, sales presentations, press releases, and public announcements. Notwithstanding the foregoing, Client acknowledges and agrees that Consultant may state that it has provided consulting services to Client (but not the details thereof) in its Linked In profile, client lists, or other materials setting forth Consultant’s work experience.
13.Injunctive Relief. Consultant agrees that its breach by it of any of Sections 8, 9, 11 or 12 of this Agreement will cause irreparable damage to Client for which recovery of damages would be inadequate, and that Client will be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
14.Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns and will be binding on Consultant’s assignees.
15.Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of delivery; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below each party’s signature block hereto or such other address as either party may specify in writing.
16.Governing Law. This Agreement will be governed in all respects by the laws of Canada and by the laws of British Columbia, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
17.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
18.Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.
19.Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing making specific reference to this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterparts so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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The parties have executed this Agreement as of the Effective Date.
CLIENT:
APPHARVEST CANADA, INC.

By:	/s/ Jonathan Webb
Name:	Jonathan Webb
Title:	Founder and CEO
Email:	Jonathan@appharvest.com
Address:	500 Appalachian Way
Morehead, Kentucky 40351

CONSULTANT:
1343259 B.C. Ltd.

By:	/s/ Anthony R. Martin
Name:	Anthony R. Martin
Title:	President
Email:	tonymartin56@gmail.com
Address:	3668 Devonshire Drive
Surrey, BC V3Z 01-18, Canada

EXHIBIT A

SERVICES

Consultant shall render executive or senior management services to Client or clients of Client (which may include one or more nominal appointments of Consultant Key Person (Mr. Anthony R. Martin) as an officer of clients of Client).

Consulting Fee. Consultant’s fees will be based upon actual time spent in delivering the Services, at a rate of $425 USD per hour (the “Consulting Fee”); provided, however, that Consultant is not to perform more than 184 hours of Services in any given month without prior written consent from the AppHarvest, Inc. Chief Executive Officer or Chief Financial Officer. Any undisputed Consulting Fee will be paid on a bi-monthly basis within fifteen (15) days following Client’s receipt of Consultant’s invoice (as described below). If the Agreement is terminated prior to the conclusion of any calendar month, the Consulting Fee shall be prorated based on the number of days this Agreement was in effect for such partial calendar month.
Success Fee. Consultant will be eligible to receive an annual discretionary success fee (the "Success Fee"). Whether to grant a Success Fee, and in what amount, are determinations to be made in the discretion of the Client and AppHarvest, Inc. based on a variety of factors including, but not limited to, Client’s and Consultant’s achievement of objectives established by the Client and AppHarvest, Inc. in their discretion. No Success Fee is guaranteed. In order to be eligible to receive any Success Fee, Consultant must provide continuous service under this Agreement through the date on which such Success Fee (if any) is paid and Client must not have provided Consultant notice of termination of this Agreement prior to the date such Success Fee is paid.
Equity Grant. Subject to approval by the Board of Directors of AppHarvest, Inc. (the “AppHarvest Board”), the Consultant Key Person may be eligible to participate in AppHarvest, Inc.’s 2021 Equity Incentive Plan (the “Plan”) of AppHarvest, Inc., as altered or amended by the AppHarvest Board from time to time in its sole discretion. Subject to approval by the AppHarvest Board, AppHarvest, Inc. anticipates granting Consultant Key Person 400,000 restricted stock units (RSUs) of AppHarvest, Inc. common stock (the “Equity Award”). The Equity Award will be governed by the terms and conditions set forth in the Plan and the applicable grant agreement between AppHarvest, Inc. and Consultant Key Person. Twenty-five percent (25%) of the Equity Award will vest on the one-year anniversary of the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Consultant Key Person’s Continuous Service (as defined in the Plan) pursuant to the provision of Services under this Agreement, through such date. The remainder of the Equity Award will vest in three equal installments on the three subsequent one-year anniversaries of the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Consultant Key Person’s Continuous Service pursuant to the provision of Services under this Agreement, through each such date. The Equity Award shall cease to vest on the date that notice of termination is given by either party to the other. For clarity, the Equity Award shall not vest in any period during which Consultant is entitled to payment in lieu of notice pursuant to this Agreement, except as may be agreed by Client in writing.
Consultant will be reimbursed for (a) reasonable travel costs (including transportation, hotel and meal expenses at cost) pre-approved in writing by Client and incurred directly in connection with Services rendered at Client's facilities, and (b) such other third-party expenses (at cost) as approved in writing in advance by Client.
Consultant will invoice Client bi-monthly for Services, applicable GST and other sales taxes in respect of the Services, and expenses related to providing Services to the Client, and will provide such receipts or other documentation of expenses as Client may reasonably request, including copies of time records. Client will be invoiced on the first day of each calendar month for Services rendered and expenses incurred during the previous month and payment on undisputed fees will be due in full in cash within 15 days following Client's receipt of such invoice.

EXHIBIT B

FORM OF CONFIDENTIALITY AND WORK PRODUCT AGREEMENT

The undersigned (“Individual”) is the owner, a director, and an employee of 1343259 B.C. Ltd. (“Company”), and Company has offered to engage (or continue the engagement of) the services of Individual on terms, including as to compensation, that are satisfactory to both; and

In connection with such relationship, Company wishes to have Individual provide certain services for the benefit of a client of Company, AppHarvest Canada, Inc. (“Client”);
NOW THEREFORE, in consideration of the mutual covenants and benefits contained herein (e.g., Individual being permitted to work, at least for some period, on the Client account), the parties agree as follows:
1.Individual Representations. Individual acknowledges that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from Client, as defined in Section 8 of the Consulting Agreement to which this Exhibit is attached (“Confidential Client Information”) to which Individual will have access. Individual agrees to hold such Confidential Client Information in the strictest confidence and will not disclose to anyone (other than Company personnel, if any, who need to know such information in connection with their work for the Company) or use, except in connection with Individual’s work for the Company, such Confidential Client Information unless expressly authorized by an authorized officer of the Company in writing. Company acknowledges that Individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Individual files a lawsuit for retaliation by Company and/or Client for reporting a suspected violation of law, Individual may disclose the trade secret to Individual’s attorneys and use the trade secret information in the court proceeding, if Individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
2.Ownership of Work Product. Individual hereby irrevocably assigns, grants and conveys to the Company all right, title and interest now existing or that may exist in the future in and to any Work Product (as defined in the Consulting Agreement, including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Individual acknowledges that pursuant to Section 4 of the Consulting Agreement, the Company, in turn, irrevocably assigns, grants and conveys to the Client all right, title and interest now existing or that may exist in the future in and to any Work Product. Individual acknowledges and agrees that any and all such Work Product shall be and remain the property of the Client. Individual will immediately disclose to the Company and/or Client all Work Product. Individual agrees to execute, at the Company’s request and/or the Client’s request (and at the Client’s expense), all documents and other instruments necessary or desirable to confirm such assignment. In the event that Individual does not, for any reason, execute such documents within a reasonable time of such request, Individual hereby irrevocably appoints the Client as Individual’s attorney-in-fact for the purpose of executing such documents on Individual’s behalf, which appointment is coupled with an interest. Individual shall not attempt to register any works created by Individual pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Individual retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Individual further agrees to assist the Company in assisting the Client in every proper way to enforce the Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Client’s rights relating to the Work Product.
3.Artist’s, Moral, and Other Rights. If Individual has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Individual agrees to waive enforcement worldwide of such rights against the Client. In the event that Individual has any such rights that cannot be assigned or waived Individual hereby grants to the Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
4.Severability; Assignability. If any term or provision of this agreement or its application thereof to any person or circumstance shall be deemed invalid or unenforceable, the remainder of the agreement shall not be affected thereby, and each term and provision of this contract shall be valid and enforceable to the fullest extent permitted by law. The covenants and agreements contained herein shall be assignable by/to, inure to the benefit of and may be enforced by Client and the successors and assigns of Client.
5.No Employee Benefits. Individual acknowledges and agrees that neither he/she nor anyone acting on his/her behalf shall receive any employee benefits of any kind from the Client. Individual (and Individual’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Individual’s independent contractor status to the Client. In addition, Individual (on behalf of its/his/herself and on behalf of Individual’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) and/or any right to participation in any equity plan involving the grants of options, stock, or any other equity award provided by the Client to its employees.
6.No Conflict with Existing Obligations. Individual represents that Individual’s performance of all terms of this Confidentiality and Work Product Agreement and a provision of services to Client, through the Company, do not and will not breach any agreement or obligation of any kind made prior to this Agreement, including agreements or obligations Individual may have with prior employers or entities for which Individual has provided services. Individual has not entered into, and Individual agrees that Individual will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
[signatures to follow on next page]

ANTHONY R. MARTIN	1343259 B.C. Ltd.

By: /s/ Anthony R. Martin	By: /s/ Anthony R. Martin
Print Name: Anthony R. Martin	Print Name: Anthony R. Martin
Date: January 2, 2023	Title: President
Date: January 2, 2023